Exhibit 4.22

Financial Lease Contract

Contract number: RHZL-2022-101-0690-HYXNY
Contract signing date: November 4, 2022

Contract signing place: Pudong New Area, Shanghai

Lessor: China Power Investment Ronghe Financial Leasing Co., Ltd.

Unified social credit code: 913100000885148225

Address: 5th Floor, Building 1, Xinyuan Plaza, No. 268, Zhongshan South Road, Huangpu District, Shanghai

Zip code: 200010

Legal representative or authorized representative: Cai Ning

Tel: 021-80161002

Lessee: Sunrise (Guizhou) New Energy Materials Co., Ltd.

Unified social credit code: 91522320MA7BMUXCX0

Contact address: Group 2, Heying Village, Lutun Town, Yilong New District, Xingyi City, Qianxinan Buyi and Miao Autonomous Prefecture, Guizhou Province

Zip code: 562400

Legal representative: Du Huiyu

Tel: 010-82967728

E-mail address: 1340044281@qq.com

Core Elements of a Financial Lease Contract (sale and leaseback)
In view of the fact that the lessor and the lessee (collectively referred to as “the parties” ) carry out financial leasing in the mode of sale and leaseback; all parties agree to sign this “financial lease contract (sale and leaseback)” (hereinafter referred to “as this contract”, issued by It consists of core elements, general terms and appendices.
lease objects	See Annex 1 “List of Leased Items”
lease principal	RMB 40,000,000.00
bill payment amount	【/】Year【/】Acceptance draft
lease rate (excluding tax rate)	One-year loan market quotation rate [plus] (fill in “plus” or “minus” ) [155] basis points (1 basis point = 0.01%)
payment Arrangements	See Annex 2: “Payment Estimated Form” and the “Payment Change Schedule” issued by the lessor
lease fee adjustment method	to adopt the General Terms and Conditions 6.6
term of lease	Starting date	The date on which the lessor actually pays the first lease principal
	term of lease	【36】months, the lease term shall be calculated from the lease commencement date.
deposit	RMB 0		Collection method	/
commission	2. 0%/ year of lease principal (The commission does not include tax, and the tax rate is the same as the lease rate tax rate)		Collection method	A5. The commission for the first year will be collected within 10 working days after the loan is released (based on the actual loan amount); the commission for 1 year will be charged on the first lease fee due date 2 years after the lease start date, and the last payment will be collected 1-year commission (based on the remaining principal)
notary fees	RMB 0		Collection method	/
other fee	RMB 0		Collection method	/
lessor bank account	Account Name: China Power Investment Ronghe Financial Leasing Co., Ltd. Bank of deposit: CCB Shanghai No. 1 Sub-branch Account number: 3100 1501 2000 5931 9319		Special account for premium advance collection	Account Name: China Power Investment Ronghe Financial Leasing Co., Ltd. Opening bank: CCB Shanghai No. 1 Sub-branch Account number: 31001501200050021310
lessee bank account	Account name: Sunrise (Guizhou) New Energy Materials Co., Ltd. Bank of deposit: Industrial and Commercial Bank of China Xingyi Dingxiao Sub- branch- Account number: 2409 0907 1920 0147 393
nominal price	Total price and tax: RMB 10,000		Collection method	Pay on the due date of the last installment of this contract or the due date of the contract in advance
necessary insurance.	V Property All Risks; V Machine Damage Insurance; ☐Public Liability Insurance; ☐Construction (Installation) Engineering Insurance; ☐Other •
	v The lessee to be responsible ☐The lessor to be responsible	Advance premium	Collection method	The lessee purchases insurance that meets the requirements of the lessor for the leased property, and the beneficiary is the lessor
			Amount received in advance	/
use of the lease	Sunrise New Energy Lithium Battery Anode Production Line Project in Qianxinan Buyi and Miao Autonomous Prefecture, Guizhou Province (hereinafter referred to as “the project”)

Project type: ☐Export power generation side project; v Non-power generation side project
Dispute Resolution	☐ Arbitration v Litigation ☐ Execution of notarized debt documents
Special terms

1. Prerequisites for the first payment (meet the following conditions, the lessor shall pay no more than RMB 20,000,000.00 (capital: twenty million rounds)):

(1) Hu Haiping (a natural person) signed a guarantee contract to provide an unlimited joint liability guarantee to the lessor;

(2) Zhuhai (Zibo) Investment Co., Ltd. provides unlimited joint liability guarantee to the lessor;

(3) Zhuhai (Zibo) Investment Co., Ltd. issued a [Resolution of the Shareholders’ Meeting], and the resolution [100% shareholders] voted to provide the lessor with an [Unlimited Joint Liability Guarantee];

(4) The lessee mortgages the leased equipment corresponding to the project to the lessor, and handles mortgage registration;

(5)  Sunrise (Guizhou) New Energy Materials Co., Ltd. issued a [Board resolution], and the resolution [passed by all directors] agreed to provide the lessor with [lease mortgage] and agreed to this financing;

(6) The lessee purchases insurance that meets the requirements of the lessor for the leased property, and the beneficiary is the lessor;

(7) The lessee issues a letter of commitment on the use of funds approved by the lessor for this financing;

(8) The project manager and risk control manager will conduct joint inspections to review and confirm the overall construction progress and financial data of the project, and form an inspection report.

(9)  Du Huiyu provided proof of debt counter-guarantee against Hu Haiping for this financing;

2. Payment conditions for progress payment (after the lessor completes the payment of RMB 20,000,000.00 (capital: two million yuan) and meets the following conditions, the total amount paid by the lessor shall not exceed RMB 40,000,000.00 (Capitalization: four million rounds)):

(1) Sunrise (Guizhou) New Energy Materials Co., Ltd. issued the [Resolution of the Shareholders’ Meeting], and the resolution [passed by more than two-thirds of all shareholders, must include Guizhou New Kinetic Energy Industry Development Fund Partnership (Limited Partnership)] , agreed to provide the lessor with [Leased Property Mortgage], and agreed to this financing;

(2)  Aiming at the construction progress and production volume of the graphitization process of this project, the project manager and the risk control manager will conduct a joint inspection and form an inspection report;

3. Payment terms for each payment:

(1) Receive the Lease Receipt Certificate and the Lease List Schedule signed by the lessee;

(2) A copy of the invoice of the leased property stamped with the official seal of the lessee corresponding to the receipt of the financing payment;

(3) Receive the “Payment Notice” stamped by the lessee.

After completing the first payment , within 30 working days, the lessee shall provide the resolution of the company’s shareholders’ meeting (Sunrise (Guizhou) New Energy Materials Co., Ltd. issued [the resolution of the shareholders’ meeting], and the resolution [by one-third of all shareholders] More than two shareholders voted, must include Guizhou Province New Growth Energy Industry Development Fund Partnership (Limited Partnership)], agreed to provide the lessor with [lease mortgage], and agreed to this financing), otherwise the lessee needs to make early repayment.

appendix	v Appendix 1 “List of Leased Items”; v Appendix 2 “Payment Estimation Table”; v Appendix 3 “Transfer Agreement of the Ownership of Leased Objects”; v Appendix 4 “Certificate of Transfer of Ownership of the Leasehold”; ☐ Others

General Terms and Conditions of Financial Lease Contracts (Sale and Leaseback)

After friendly negotiation, the lessor and the lessee have entered into the general clauses in this “Sale-Leaseback Contract” (hereinafter referred to as ” this Contract”) according to the following provisions in accordance with the “Civil Code of the People’s Republic of China” and other relevant provisions, which are consistent with the core elements of this contract together with the appendices constitute this contract. If the core elements are inconsistent with the general terms, the core elements shall prevail.

Article 1 Definitions and Interpretation Clauses, unless otherwise stated in this contract, the relevant terms are defined as follows:

1.1 Lease: Refers to the movable or immovable property purchased by the lessor from the lessee and leased to the lessee in accordance with this contract. For details, please refer to the “List of Lease Items” attached to this contract and the “Lease Receipt” issued by the lessee. certificate”;

1.2 Leaseback after sale: It means that the lessor, according to the request of the lessee, signs the “Lease Ownership Transfer Agreement” with the lessee, purchases the lease with full ownership from the lessee, and then leases it to the lessee for use by the lessor, a financial lease method in which the lessee pays lease fee to the lessor;

1.3 Lease Start Date: refers to the starting date when the lessor pays the lease price. If the lessor pays the lease price in one lump sum, the lease commencement date is the date on which the lessor pays the lease price; if the lessor pays the lease price in installments, the lease commencement date is the date on which the lessor pays the first lease price. If the lease price is paid in installments, the lessor shall prepare the “Payment Change Schedule” respectively, and the lessee shall pay the lease fee to the lessor according to the corresponding “Payment Change Schedule”;

1.4 Lease term: refers to the period during which the lessee has the right to occupy and use the leased property in accordance with the provisions of this contract;

1.5 Contract term: refers to the period from the effective date of this contract to the date when the rights and obligations under this contract are fully fulfilled;

1.6 Lease principal: The lease principal of this contract is equal to the lease transfer price agreed between the lessor and the lessee;

1.7 Lease annual interest rate: when the contract is signed, the two parties agree to implement the interest rate in the core elements. The lease annual interest rate is one of the elements of lease fee calculation. If there is no special agreement, the lease annual interest rate of this contract is the tax-free interest rate;

1.8 lease fee: Refers to the consideration that the lessee should pay to the lessor determined according to the lease fee calculation method in the general clauses, including the lease principal and interest, based on the lease annual interest rate, lease principal, lease term and other conditions agreed in the core elements of the contract;

1.9 Lease deposit: refers to the amount paid by the lessee to the lessor to guarantee the performance of the obligations under this contract;

1.10 Insurance claim payment: refers to the insurance payment paid by the insurer under any insurance item;

1.11 Working days: refers to the date when commercial banks in mainland China handle general corporate business, including the date when the Chinese government temporarily stipulates that commercial banks should handle general corporate business;

1.12 Payment date: refers to the date on which the lessee shall pay the lease fee to the lessor in accordance with the stipulations of this contract. If the payment date falls on a non-working day, the payment date shall be brought forward to the nearest working day;

1.13 Maturity date: refers to the date when the amount payable in the curlease fee period should actually reach the lessor or the bank account designated by the lessor;

1.14 Retained purchase price: the lessee pays the lessor the purchase price of the leased item to the lessor on the expiration date of the last lease fee period of this contract or the contract expires earlier;

1.15 Other payables: refers to the amount agreed in the contract that the lessee should pay to the lessor other than the lease fee, including but not limited to commissions, overdue interest (liquidated damages), damages, liquidated damages, lessor Costs incurred in controlling and disposing of the leased property, retained purchase price, legal fees paid by the lessor to realize the creditor’s rights, litigation/arbitration fees, property preservation fees, property preservation guarantee fees, notarization fees, evaluation/appraisal/auction fees, execution fees, Publicity fees, travel expenses, etc.;

1.16 Main contract: core elements, general clauses, appendices and related agreements of the financial lease contract;

1.17 Laws of the People’s Republic of China/Chinese laws: refers to the laws, administrative regulations, departmental rules, local regulations and other normative documents of general applicability in mainland China (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan);

1.18 Fees: including taxes, charges of various natures, charges and interest, fines, etc. of various natures curlease feely or in the future to be levied, withheld, and reviewed by taxation or other management agencies;

1.19 Actual controller: Refers to the legal person or natural person who can actually control the behavior of the company through equity relationship, investment relationship, agreement or other arrangements.

Note: Unless otherwise stipulated in this contract, the words lessor and lessee in this contract include the successor of their respective rights and obligations and the assignee permitted by this contract.

Article 2 Representations and Warranties

2.1 Lessor’s representations and warranties

2.1.1 The lessor is a financial leasing company registered and established in accordance with Chinese laws and regulations, has an independent legal person status and engages in leasing business As the subject of this contract, there is no defect in its operating qualifications.

2.1.2 The lessor guarantees that it has obtained the internal authorization corresponding to the signing and performance of this contract.

2.1.3 The lessor has carefully read the core elements, general clauses and all clauses in the appendix of this contract, and has fully understood the meaning of each clause. Signing this contract is an expression of its true intention.

2.1.4 The lessor warrants that all statements made to the lessee are accurate and not misleading.

2.1.5 If there are multiple lessors in this contract (referred to as the first lessor, the second lessor, etc. in turn), they are collectively referred to as lessors under this contract. If there is no specific agreement or explanation, the lessor mentioned in this contract shall include all lessors at the same time, and all parties agree that the first lessor shall exercise all the rights of the lessor on its behalf.

2.2 Lessee’s representations and warranties

2.2.1 The lessee is an enterprise established in accordance with Chinese law, and has independent legal person status and the capacity for civil conduct and civil liability commensurate with the scope of business listed in its business license. As the subject of this contract, there is no defect.

2.2.2 The lessee guarantees that it has obtained all necessary approval procedures and corresponding internal authorizations for signing and performing this contract; and guarantees the authenticity, legality and completeness of all documents related to this contract provided to the lessor Responsible.

2.2.3 Unless Chinese laws and regulations and normative documents have clear restrictions on the lessee’s information disclosure, the lessee promises to provide the lessee’s accounting statements and other information required by the lessor on a regular basis (on a monthly or quarterly basis) in accordance with the lessor’s requirements. The necessary information for various documents, including but not limited to the balance sheet, income statement, cash flow statement and its notes; and guarantee that the disclosure of the accounting statements provided to the lessor is true and sufficient, and there are no unidentified Contingent events included in the accounting statements or their notes that have a material adverse effect on the lessee’s financial position, including but not limited to guarantees and litigation.

2.2.4 The lessee has carefully read the core elements of this contract, the general terms and all the clauses in the appendix, fully understood the meaning of each clause, and signed this contract as an expression of its true meaning. Lessee warrants that all representations made to Lessor are accurate and not misleading. The lessee confirms that he has been aware of and has no objection to the terms of the lessor’s exemption or limitation of its own liability in this contract, and the lessor has taken reasonable measures to draw the lessee’s attention and explain the terms.

2.2.5 If there are multiple lessees in this contract (referred to as the first lessee, the second lessee, etc. in turn), they are collectively referred to as lessees under this contract. Lessee shall include all lessees at the same time. Each lessee shall be jointly and severally liable for all the lessee’s obligations under this contract, and the lessor has the right to require any or all of the lessees to perform all their obligations under this contract. At the same time, the lessor shall not be liable for any agreement, dispute or dispute between the lessees. If the financial lease legal relationship between any lessee and the lessor is invalid or invalid due to any reason, the lessee irrevocably promises to assume joint and several liability guarantee for all obligations under this contract, and the lessor has the right to demand that the lessee Pay all payments under this contract (including but not limited to the principal, interest, overdue liquidated damages, commissions, liquidated damages, damages, etc.).

2.2.6 The lessee shall not use the funds under this contract for non-main business investment such as securities investment and real estate investment . The lessee promises that the use of funds under this contract does not involve hidden debts of local governments and laws, regulations, regulatory documents or Fields and industries where investment is prohibited or restricted according to the requirements of the competent authority.

Article 3 Leases, Lease Defects and Claims

3.1 The financial leasing method under this contract is sale and leaseback. For details of the leased items, please refer to the “List of Leased Items” in Annex I of this contract.

3.2 The lessee shall provide the lessor with the approval documents of the lessee and its competent authority for the sale and leaseback business, and the ownership certificate that the ownership of the leased property belongs to the lessee (including but not limited to the purchase contract of the leased property, certificate of conformity) to the lessor before signing this contract. , invoice, payment voucher, Imported equipment customs declaration form, tax payment (tax exemption) certificate (if any), etc.). The lessee shall make full compensation for losses caused to the lessor due to defects in the ownership of the leased property.

3.3 Since the leased item under this contract is transferred from the lessee to the lessor, the lessor shall not be liable for any defects of the leased item.

3.4 The lessee shall not refuse, delay or underpay the lease fee on the grounds of defect, repair or replacement, maintenance, etc. of the leased property.

3.5 During the lease term, the lessor regards the lessor as the buyer to enjoy the quality of the leased item and other related rights, including but not limited to the right to check and accept the quality of the leased item, and the right to require the original seller or manufacturer to provide repair, maintenance, and replacement services. Rights, claims, etc. are transferred to the lessee. Regarding the quality of the leased item, the lessee shall directly claim against the original seller or manufacturer or claim any rights and interests under the transaction contract, and all expenses and all legal consequences arising therefrom shall be borne by the lessee.

3.6 Under this contract, the original seller or manufacturer of the leased item is responsible for the quality assurance of the leased item. The lessor shall not bear any responsibility if the leased item cannot achieve the expected effect in actual use. If the leased item has quality defects during the installation, commissioning, operation and quality assurance period, the lessee will still file a claim against the original seller or manufacturer, and the lessee is obliged to take effective remedial measures to ensure that the lessor is responsible for the leased item. Integrity of ownership in terms of form quality and rights. The expenses and all legal consequences arising from the claim shall be borne by the lessee, and the lessor shall not be liable for it. Regardless of whether the claim is in progress or whether the lessee can obtain compensation through the claim, the lessee shall pay the lease fee and other payables to the lessor in full and on time in accordance with the provisions of this contract.

3.7 In the event of the above circumstances, including claims, return of goods and other events that affect the normal use of the leased item, the lessee cannot refuse to accept the leased item, and it will not affect the lease start date and normal performance stipulated in this contract. The obligation to pay lease fee on time remains unchanged.

Article 4 Ownership, right to use and obligations of storage, maintenance and repair of the leased property

4.1 Ownership: The lessor has complete and independent ownership of the leased property, therefore:

4.1.1 The lessor has the right to mark the ownership on a prominent position of the leased object and to check the status of the leased object at any time and conduct on-site inspections . The lessee shall provide convenience for this, and the relevant expenses incurred shall be borne by the lessee.

4.1.2 The lessee shall cooperate with the lessor to complete the registration publicity work on unified registration and publicity system of the leased property in China Movable Assets Financing (https: //ww w . zhongdengwang.org.cn) according to the requirements of the lessor.

4.1.3 If the leased object needs to go through registration other than 4.1. 2, the lessee shall unconditionally cooperate to register the leased object to the lessor, and the registration related taxes (including but not limited to registration fee, purchase surcharge and other taxes) shall be borne by the lessee bear.

4.1.4 The intellectual property rights related to the leased object and its accessories belong to its obligee, and this contract does not affect the ownership and use of the above-mentioned intellectual property rights.

4.1.5 The lessor’s full ownership of the leased property can effectively fight against the lessee’s various creditors, including bankruptcy creditors; the lessee or any third party may not exercise the lien on the leased property by itself. If the loss to the lessor is caused by the actions of a third party on the leased item, the lessee shall be liable to the lessor for compensation.

4.2 Right to use: During the lease period, the lessee has the right to use the leased property under this contract, therefore:

4.2.1 The lessee has the right to install and use the leased item at the place where the leased item is placed as stipulated in Annex 1 “List of Leased Items”. Without the prior written consent of the lessor, the lessee shall not change the location and use environment of the leased property without authorization.

4.2. 2 The lessee is obliged to protect the leased property reasonably and appropriately, and is obliged to make compensation for the loss or damage of the leased property.

4.2.3 During the period when the lessee is in possession of the leased item , if the leased item causes personal and/or property damage to a third party, the lessee shall bear corresponding responsibilities, and the lessor shall not. If the tort caused by the leased object causes the lessor to advance the relevant expenses, the lessee shall pay the advance expenses to the lessor within three days. If the payment is overdue, the lessee shall pay the lessor a penalty of 5/10,000 of the advance payment per day to the lessor.

4.2.4 Without the written consent of the lessor, the lessee shall not sell, transfer, sublease, or sublease the leased property; shall not set any restrictive rights such as mortgage rights or other security interests on the leased property; shall not invest in the leased property as a shareholder; Shall not engage in any other acts that infringe upon the lessor’s complete ownership of the leased property.

4.2. 5 The lessee shall not damage the leased property, obstruct or change the original purpose and function of the leased property in all actions; except for normal use, the lessee shall be liable for compensation for any loss in value of the leased property.

4.3 Obligations of storage, maintenance and repair of leased items

4.3.1 The lessee is obliged to keep, maintain and repair the leased property to ensure its normal state and effectiveness, and all expenses incurred thereby shall be borne by the lessee. Except for reasonable wear and tear and the lessor agrees to modify the leased object, the lessee shall not change the physical properties of the leased object.

4.3.2 During the lease term, if the leased item leaves the possession of the lessee (unless the lessee has conclusive evidence to prove that the leased item is out of the lessee’s possession due to the lessor’s reasons), the lessee shall actively claim its rights and demand its return. All expenses incurred due to asserting rights shall be borne by the lessee. The above circumstances do not affect the lessor’s right to collect lease fee and other payables from the lessee in accordance with this contract, nor Affect the lessee’s other obligations under this contract.

4.3.3 If it is necessary to replace the main parts of the leased item, unless the original manufacturer manufactures them at a standard no lower than the replaced parts, the lessor shall obtain the written consent of the lessor. The parts installed or replaced on the leased item due to storage, maintenance, repair, etc. are an integral part of the leased item and belong to the lessor; the replacement of parts by the lessee shall not reduce the value or use value of the leased item.

4.4 When the leased item is attached to other movable or immovable property, the lessor’s rights to the leased item will not be changed.

Article 5 Lease Term, Lease Start Date and Payment Terms

5.1 The lease term and lease start date are stipulated in the core elements of this contract.

5.2 All the purchase price of the subject matter shall be paid by the lessor, and the lessor shall make the payment according to the application of the lessee after the contract becomes effective and the payment conditions are satisfied, and the payment shall meet the following conditions:

(1) The lessor has received the commission, security deposit, lease fee, notary fee, insurance premium and other payable and unpaid items paid by the lessee in accordance with the “financial lease contract” and supporting contracts;

(2) The prerequisites for payment stipulated in the Financial Lease Contract and the elements of the supporting contract have been fulfilled;

(3) Zhongdeng.com (https://www.zhongdengwang.org.cn/) has completed the publicity and registration of financial leasing;

(4) There is no breach of contract by the lessee, such as overdue, or other circumstances that the lessor believes may affect its realization of all rights under the financial lease contract.

However, the lessor’s act of paying the purchase price of the subject matter does not mean that the lessor has recognized that all the above conditions have been met.

Article 6 lease fee

6.1 See the core elements of this contract for the lease principal amount of this contract. The lessor has the right to choose to pay the lease principal by bills, bank remittances and letters of credit.

6.2 See the core elements of this contract for the annual lease rate.

6.3 The lessor prepares the “Payment Estimation Form” (see Annex 2 for details), and the lessee guarantees to pay to the lessor’s designated account according to the payable amount, currency, frequency, and payment date stipulated in the “Payment Estimation Form”. See the core elements of this contract for account information.

6.4 The lessee hereby confirms that the lessor has the right to change the “Payment Estimated Form” according to the actual amount and date of the lease principal, and issue the “Payment Change Details”, and send the “Payment Change Details” by email. “Form” is sent to the email address of the lessee stipulated in this contract, and the “Detailed Form of Payment Change” is deemed to have been effectively delivered to the lessee from the date of sending the email. If the lessee does not submit a written opinion within 3 days from the date of receipt of the “Payment Change Schedule” and other notification documents , it is deemed that the lessee agrees to the content recorded in the notification document. If the lessor issues multiple copies of the “Payment Change Schedule”, the lessee shall perform the Payment obligation based on the latest version. If there is no “Payment Change Schedule”, the “Payment Estimated Form” shall prevail.

6.5 The lessee shall prepare the curlease fee payable amount in the corresponding account before the due date of each period agreed in this contract and pay it to the lessor’s account no less than [2] working days before the due date . The lease interest shall be equal to Calculated until the agreed due date of each lease fee; if the lessee fails to repay the lease fee in full and on time, the lessor has the right to authorize the cooperative financial institution to deduct the receivable lease fee and liquidated damages from the agreed lessee’s account.

6.6 lease fee adjustment method: The following are three options, and the specific options can be found in the core elements of this contract.

【1 】From the lease start date to the date when the principal and interest under this contract are fully paid off, the LPR interest rate on the working day before the interest rate adjustment will be adjusted every six months. rate as well as the aforementioned plus/minus base points are adjusted once. The interest rate adjustment date is January 1 and July 1 each year.

The LPR interest rate under this contract is determined according to the following conditions: when the lessor under this contract pays the first payment, the LPR interest rate refers to the 1 -year market quotation rate of the National Interbank Funding Center (1YLPR ) o Thereafter, when the interest rate is adjusted according to the aforementioned agreement, the LPR interest rate refers to the 1-year market quotation rate of the National Interbank Funding Center on the working day before the interest rate adjustment date. If the payment is made in batches, the interest rate of the subsequent payment shall be implemented according to the curlease fee interest rate determined or adjusted in this contract, and the uniform interest rate shall be implemented under this contract.

The lessor will issue the “Payment Change Schedule” to the lessee after the interest rate adjustment, and the lessee hereby agrees to pay the lease fee to the lessor in accordance with the “Payment Change Schedule”. The lessor delays or fails to issue the “Payment Change Schedule”. The “Schedule” does not affect the lessee’s obligation to pay lease fee at the adjusted interest rate.

【2 】From the lease commencement date to the date when the principal and interest under this contract are fully repaid, it will be adjusted every six months according to the LPR interest rate on the working day before the interest rate adjustment date and the above-mentioned plus/minus base points. The interest rate adjustment date is January 1 and July 1 each year.

The LPR interest rate under this contract is determined according to the following conditions: when the lessor under this contract pays the first payment, the LPR interest rate refers to the 5-year loan market quotation rate (5YLPR) of the National Interbank Funding Center on the working day before the lease commencement date . Thereafter, when the interest rate is adjusted according to the aforementioned agreement, the LPR interest rate refers to the five -year loan market quotation rate of the National Interbank Funding Center on the working day before the interest rate adjustment date. If the payment is made in batches, the interest rate of the subsequent payment shall be implemented according to the curlease fee interest rate determined or adjusted in this contract, and the uniform interest rate shall be implemented under this contract.

The lessor will issue the “Payment Change Schedule” to the lessee after the interest rate adjustment, and the lessee hereby agrees to pay the lease fee to the lessor in accordance with the “Payment Change Schedule”. The lessor delays or fails to issue the “Payment Change Schedule”. The “Schedule” does not affect the lessee’s obligation to pay lease fee at the adjusted interest rate.

【3】The lease rate in this lease contract is a fixed interest rate during the lease period.

6.7 lease fee per period = lease principal payable in the curlease fee period + curlease fee lease interest + corresponding taxes; curlease fee lease interest = remaining lease principal in the previous period * daily interest rate * actual days of capital occupation; daily interest rate = lease year Interest rate /360 days; actual number of days = due date of the curlease fee period - due date of the previous period (for the first period, the lease commencement date, and the interest is calculated on the lease commencement date).

6.8 If the lessee fails to pay the due lease fee on time, it shall be deemed as a breach of contract and shall bear the liability for breach of contract in Article 18 of the General Provisions of this Contract.

Article 7 commission and Security Deposit

7.1 The lease fee under this contract is stipulated in the core elements of this contract. The lessee hereby confirms that the commission is considered as the lessor’s initial investment cost. Once paid, the lessor will not return it regardless of the early termination or termination of the contract for any reason.

7.2 The security deposit under this contract is stipulated in the core elements of this contract. The lessee hereby confirms that no interest will be charged on the security deposit. The lessor may use any part of the security deposit for exercising remedies or as compensation for losses if the lessee has overdue Payments or other defaults from the due date of the first installment. The lessor has the right to choose to deduct the deposit from the lease fee and other payables during the lease period or return it to the lessee without interest within 10 working days after all payments under this contract are completed . If the lessor chooses to deduct the deposit from the lease fee and other payables or use it as relief or as compensation for losses, the lessee shall make up the deposit within 3 working days of the occurrence of the above-mentioned reasons. If the payment is overdue, the lessor has the right to choose to start the second 18. Clause 5 Disposal Clause.

Article 8 The Lessee’s Agreement on Early Repayment

If the lessee wishes to terminate this contract in advance, it shall notify the lessor in writing one month in advance and obtain the written consent of the lessor. The lessee shall pay the early termination fee to the lessor’s collection account according to the lessor’s written notice before the early termination date.

Early closing payments include:

(1) All lease fees, service charges and other payables payable but unpaid up to the early termination date;

(2) All remaining lease principal after the early termination date;

(3) The purchase price of the leased item (nominal price);

(4) If the lessee fails to notify in writing one month in advance, an additional month’s lease fee interest shall be paid as liquidated damages;

(5) No matter whether the lease term stipulated in this contract exceeds 36 months or not, if the early end date is within 36 months from the lease start date, unless the lessor obtains a written exemption notice from the lessor, the lessee shall also calculate the remaining lease principal of this contract, pay 12 months lease fee interest as liquidated damages.

After the lessor receives all the above-mentioned early termination payments, it will complete the settlement procedures in accordance with Article 14 of this contract, and this contract will be terminated.

Article 9 Delivery of the leased property, transfer of risk of damage or loss and handling of the risk after occurrence

9.1 On the date when the lessor pays the first transfer price of the leased item to the lessee or the payee designated by the lessee (if it is a one-time payment, it is the date when the entire price is paid), the ownership of the leased item will be transferred to the lessor, but The leased item does not transfer possession, the lessor leases the leased item to the lessee, and the lessee continues to occupy and use it (it is deemed that the lessor has fulfilled the delivery obligation in the curlease fee state of the leased item), that is, the delivery The method is changed to possession. On the day when the lessee or the payee designated by the lessee receives the transfer price of the leased object, the lessee shall pay to the lessor

If the lessee does not issue the “Certificate of Transfer of Ownership of the Leased Item” (see Annex 4) and the invoice for the transfer price (or the receipt of the transfer price with the official seal), it will not affect the lessor’s acquisition of the ownership of the leased item.

9.2 In addition to the transfer price of the leased item being paid by the lessor, other fees that should be paid for the transfer and use of the leased item (including but not limited to various supplier taxes, purchase surcharges, packaging fees, transportation fees, loading and unloading fees and registration fees) Registration fees, etc.) shall be borne and paid by the lessee; if the lessee needs to pay additional fees due to policies or regulations such as Chinese laws or government-related taxes and tax rates, the lessee shall bear this part by itself. If the lessor pays in advance, the lessee shall pay the relevant amount to the lessor in a timely manner according to the notice of the lessor and relevant payment vouchers.

9.3 The risk of damage or loss of the leased item will not be transferred due to the signing and performance of this contract, and will always be borne by the lessee, regardless of whether it directly owns the leased item.

9.4 If the leased property is damaged (including third party infringement, government expropriation, expropriation, forced elimination of the leased property, force majeure such as earthquake, tsunami, hail and other natural disasters that cause damage or loss of the leased property), the lessee shall immediately write The lessor is notified that the lessor has the right to choose the following methods individually or in combination, and the lessee is responsible for handling and bears all costs and losses:

9.4.1 Restoring or repairing the leased property to a state of full normal use;

9.4.2 Replace the lessor with the same condition, performance and value as the leased item approved by the lessor. The replaced equipment automatically becomes the property of the lessor, and the lessee has no objection to the ownership of the lessor, and at the same time has the obligation to ensure that the lessor’s rights to the replaced equipment will not be affected by any other third party. And the lessee’s obligations under this contract will not be affected in any way.

9.4.3 The lessor has the right to choose to terminate this contract, and the lessee shall be liable for breach of contract in accordance with Article 18.5 of the general terms of this contract .

9.5 In the event that the damage or loss of the leased property is an insured event, in addition to the provisions of this article, the provisions of Article 10 of this contract shall also be followed. Agreed processing.

Article 10 Insurance

10.1 From the date of signing this contract, the lessee shall insure the leased property during the period of use with the necessary insurance agreed upon in the core elements, and the insurance premium shall be borne by the lessee. The insurance period shall cover the entire lease period, and the insurance amount shall not be lower than the original value of the fixed assets of the project. If the lessee refuses to change the insurance beneficiary as required by this contract, the lessor has the right to 10.4.2 Clause Processing). The lessee may entrust the lessor or a third party designated by the lessor to handle insurance, or purchase insurance by itself, subject to the agreement on the core elements. If the lessee purchases insurance by himself, the lessor has the right to require the lessee to submit a copy of the insurance policy to the lessor within 3 days after the insurance is purchased.

10.2 The insurance of the leased property should be purchased from an insurance company recognized by the lessor, and its insurance type and terms must be approved by the lessor. Purchasing other types of insurance besides the necessary type of insurance according to the needs. If the lessee entrusts the lessor to handle the insurance matters of the necessary types of insurance, it shall pay the lessor in advance the insurance premium estimated within a certain period of time (referred to as “advanced insurance premium” ) in accordance with the method stipulated in the core elements, and the lessor shall pay the insurance company on its behalf when applying for insurance. The actual insurance premium shall be subject to the amount specified in the insurance contract; when the estimated insurance premium in each estimated year exceeds the actual insurance premium, the balance will be automatically transferred to the next year; when the estimated insurance premium is lower than the actual insurance premium ((called “deficiency”), the lessee shall pay immediately after receiving the notice from the lessor; if an unexpected compensation occurs during the insurance period, resulting in a substantial increase in the premium for the next insurance year, the lessee shall bear the risk and Make up insurance premiums in time. The lessee agrees that the lessor has the right to choose and replace the insurance company. Advance premiums are free of interest. After the end of the lease term, the remaining premium collected in advance shall be returned by the lessor to the lessee.

10.3 Insurance claims shall be owned and collected by the lessor. In the event of an insurance accident of the leased property, which may lead to claims, the lessee shall immediately notify the lessor and provide the insurance company with all required relevant materials in a timely manner.

10.4 If the lessee fails to purchase the insurance approved by the lessor within 15 days after signing this contract (or before the insurance expires) , or fails to pay the lessor the prepaid insurance premium or the shortfall as agreed, the lessor may choose to deal with it as follows:

10.4.1 The lessor has the right to purchase insurance and pay the premium on its behalf, and the lessee shall bear the relevant expenses. The lessor may pay from the lessee Priority deduction from lease fee, commissions or other payments. The lessee shall immediately pay the lessor the full amount of the premium paid by the lessor. If the lessee fails to pay the premium received in advance or the shortfall as agreed, liquidated damages shall be calculated at five ten-thousandths of the daily payable amount from the date of payment.

10.4.2 If the lessee refuses to provide relevant information to cooperate with the lessor in purchasing insurance or does not change the beneficiary of the insurance to the lessor or a third party designated by the lessor, the lessor has the right to terminate this contract in advance, and the lessee shall be liable for breach of contract in accordance with Article 18.5 of the General Terms of this contract.

10.5 In the event of an accident that causes damage to the leased property, the insurance claim shall be used to pay lease fee and other payments first, and then be used to repair or replace the leased property. The lessor shall repay the lease fee and other payables to the lessor’s account on time and in full in accordance with the contract.

10.6 The progress of insurance claims settlement and insurance coverage will not affect the performance of the lessee under this contract to pay lease fee and liquidated damages on time.

10.7 The lessor, as the beneficiary of the insurance, shall return the remaining portion of the insurance claims received to the lessee after paying all outstanding amounts payable by the lessee under this contract.

10.8 Regardless of whether the lessee chooses to purchase insurance by itself or the lessor purchases insurance on its behalf, if the leased property is damaged, lost, stolen, traffic accidents or safety accidents, etc. Or if the insurance company refuses to settle the claim due to various reasons, or if an accident occurs to the leased object between the expiration of the policy and before the renewal of the policy, all risks and consequences arising therefrom shall be borne by the lessee, and the lessor shall not be responsible for it.

Article 11 Rights and Obligations of the Lessor

11.1 The lessor has the right to organize due diligence, on-site inspections, asset management, etc., and has the right to consult relevant personnel on site or through remote communication for any legal documents, financial materials, project progress reports, government approval materials, etc. that may be required , and consult, copy relevant information, etc. The lessee shall cooperate with the lessor’s work and provide necessary convenience.

11.2 The lessor has the right to keep the lessee’s official seal, financial seal, legal representative’s name seal (if any), and the original business license. The lessor may entrust the supervisors in the project, the entrusted management party or other third parties to keep the official seal, financial seal and legal representative’s name seal on their behalf. The lessee must notify the lessor when using it, and the lessor can use it only after confirmation. The lessee shall guarantee the legitimacy and uniqueness of all seals and certificates entrusted to the lessor for safekeeping.

11.3 Without the written permission of the lessor, the lessee shall not engage in any external financing or guarantee.

11.4 Regarding the lease principal amount agreed in this contract, the lessee must complete the first payment application within 6 natural months from the date of signing this contract , and must complete the full payment within 12 natural months from the date of signing this contract Apply. Otherwise, the lessor has the right to unilaterally adjust the lease rate and commission under the remaining amount according to market changes at any time, or terminate the remaining lease principal payment amount of the contract.

11.5 The parties confirm that the lease principal under this contract is subject to the actual payment by the lessor. The lease principal stipulated in the essential clauses is not mandatory for the lessor, and the lease principal and the final amount are determined by the lessor.

11.6 There is no need to notify the lessee in advance of any breach of contract in this contract or the guarantee contract signed based on this contract, the account supervision agreement, the debt inferior agreement, the debt compensation agreement, the balance compensation agreement and other related agreements or documents (if any) , the lessor has the right to change, suspend, withdraw, cancel the paid or unpaid lease principal at its own discretion, and/or require the lessee to immediately pay all outstanding and payable items under this contract, and/or require the lessee to immediately pay The outstanding amounts payable under this contract provide a security to the satisfaction of the lessor.

Article 12 Rights and Obligations of the Lessee

12.1 The lessee is obliged to go through the relevant procedures, approvals, permits or corresponding certification documents or business qualifications required for this contract.

If the lessor incurs any expenses or affects the purchase of the leased property and all losses incurred due to the above-mentioned incomplete procedures, including but not limited to losses such as idle funds, the lessee shall bear it.

12.2 If the lessee undergoes changes in actual controller, shareholding transformation, joint venture, merger, joint venture, division, capital reduction, capital increase and share expansion, equity change, major investment, major asset transfer, external financing, external guarantees, major economic disputes, bankruptcy application, and other actions that may affect the realization of the lessor’s rights and interests, the lessee shall notify the lessor in writing at least [30] days in advance and obtain the lessor’s written consent. If the lessee violates the above agreement, the lessor has the right to demand that the lessee fulfill the replenishment obligation according to the lessor’s requirements at that time (including but not limited to, if the lessee’s capital increase leads to the dilution of the equity pledge ratio, the equity corresponding to the capital increase shall be pledged to the lessor to restore the original equity pledge ratio), or the lessee shall be required to bear the liability for breach of contract and compensate the lessor in accordance with Article 18.5 of this contract corresponding loss.

If the lessee is filed for bankruptcy or its financial situation deteriorates (such as open market bond default) and other circumstances that affect the realization of the lessor’s rights and interests, it shall notify the lessor in writing within 3 days of the occurrence of such circumstances, and the lessor has the right to require the lessee Immediately return all lease fee and other dues.

12.3 When the lessee goes out of business, dissolves, suspends business for rectification, has its business license revoked or is revoked, it shall notify the lessee within [3] days after the occurrence of the event.

Notify the lessor in person, and promise to return all lease fee and other payables immediately.

12.4 Unless otherwise stipulated in this contract, the lessee shall not be interfered by anyone during the normal use of the leased property, and obtain the income during the period of using the leased property according to law.

Article 13 Transfer, Pledge and Mortgage of Contract Rights

13.1 The lessee hereby confirms that the lessor has the right to transfer all or part of its rights and interests under this contract to a third party without the consent of the lessee, or set up mortgages and other security rights on the leased property. lessee effective. The transferred third party will enjoy the corresponding rights of the lessor under this contract and perform corresponding obligations, but shall not prejudice the lessee’s right to occupy, use and benefit from the leased property under this contract.

13.2 The lessee shall not transfer all or part of its rights and obligations under this contract to a third party or set up pledge, mortgage and other security rights on it.

Article 14 Disposal of the leased property after the expiration of the contract

14.1 When the lease term expires, if the lessee has no breach of contract under this contract and the lessee has fully performed all the obligations in the contract, the lessee can obtain the ownership of the leased item by paying the purchase price (nominal price).

14.2 After the lessee pays the purchase price of the leased item, and the lessor issues the “Leased Item Ownership Transfer Certificate” to the lessee, the ownership of the leased item shall be transferred to the lessee.

Article 15 Guarantee

15.1 With the consent of the lessor, the lessee or a third party shall provide relevant guarantee measures to the lessor as a guarantee for the lessee to perform all obligations under this contract in accordance with the agreement. Please refer to the relevant guarantee contract for specific guarantee matters.

15.2 If the guarantor under the guarantee contract (if any) corresponding to the project corresponds to the guarantee contract, mortgage contract, pledge contract, equity pledge contract and maximum guarantee contract, there is a breach of contract, it shall be deemed as a breach of contract under this contract at the same time, and the lessee shall The party shall bear the liability for breach of contract according to the contract.

Article 16 Special Terms

The lessee shall apply different special terms according to the purpose of the leased property. If the leased property is used for the power generation side project, all parties agree to apply all the provisions of Article 16. If the leased property is used for non power generation projects, all parties agree to apply the provisions except for Articles 16.2, 16.3, and 16.4.

16.1 The owner irrevocably agrees that after the project is put into operation, the project operation data will be automatically collected and transmitted to the lessor unconditionally. If the operation data of this project cannot be automatically transmitted due to national policies or force majeure, the lessee is obliged to report the operation data to the lessor. deemed a breach of contract, The lessor has the right to require the lessee to bear the liability for breach of contract in accordance with the provisions of Article 18 of this contract. If the automatic transmission of operation data is abnormal due to equipment failure, the lessee shall coordinate with the supplier for repair or replacement in a timely manner to ensure the normal transmission of the operation data of this project, and the expenses arising therefrom shall be borne by the lessee.

16.2 During the lease period, the lessee irrevocably agrees that after the project realizes grid-connected operation, the project grid-connected information, including but not limited to grid-connected capacity, daily power generation, cumulative power generation, electricity bill settlement data and other operational data, will be automatically Take and transmit to Lessor. The lessee shall provide or coordinate with relevant suppliers to provide facilities for power generation monitoring interface, and allow the lessor’s monitoring system to connect to relevant power equipment, such as inverters, collector monitoring software, etc., until all the lessor’s claims are fully repaid. The lessee agrees that during the lease period, the lessor can use the operation data transmitted by this project free of charge.

16.3 The carbon emission rights (that is, carbon emission reductions) generated after the project is completed and connected to the grid are given priority to the lessor; if the lessor conducts electricity sales business, the lessee has priority to conduct electricity sales business transactions with the lessor.

16.4 After the renewable energy subsidy for this project is issued by the state and paid to the designated electricity income account, the lessor has the right to unilaterally require the lessee to repay the lease principal in advance, and the specific amount is determined according to the amount and progress of the subsidy. “

16.5 The lessee is responsible for organizing the design review, entrusted construction supervision, entrusted project management, entrusted equipment supervision and construction completion (if it is a power generation side project, full-capacity grid connection) in the construction of this project. Including the completion of the preparation of the settlement statements of various projects of the construction project, the lessee shall reach an agreement with the engineering contractor, equipment supplier and installer on the amount and payment of the project payment, equipment payment and installation fee. The lessee shall be responsible for cooperating with the audit agency to audit the prepared settlement statement.

16.6 All expenses arising from Article 16.1, Article 16.4 and Article 16.5 shall be borne by the lessee. If the lessee fails to perform the above obligations, the lessor has the right to pay the relevant amount on behalf of the lessee, requiring the lessee to pay the lessor in full immediately, and shall start from the date when the lessor advances the relevant expenses to the date when the lessee pays the lessor , the liquidated damages for the unpaid amount shall be calculated at 5/10,000 per day.

16.7 The lessee is obliged to strictly abide by the laws and regulations against commercial bribery, and shall not solicit, accept, provide, or give any benefits other than those stipulated in the contract from the lessor or its handlers or other relevant personnel (collectively referred to as “staff” ), including but It is not limited to open deductions, concealed deductions, cash, shopping cards, physical objects, securities, travel or other non-material benefits, etc. If the lessee violates this obligation, the lessor has the right to unilaterally terminate all contracts signed with it. If the lessee causes losses to the lessor, it shall also compensate the lessor for the losses. If the staff of the lessor has the aforementioned prohibited acts, the lessee shall truthfully report to the lessor through the following reporting channels: (1) Mailbox for letters and visits: xfxx@cpirhzl.com; (2) Complaint and report hotline: 021-80161029.

16.8 The lessee promises to cooperate with the lessor in anti-money laundering work, and cooperate in customer identification, suspicious transaction reporting, customer identity information and transaction record preservation and other related work in accordance with the regulations of regulatory authorities at all levels.

Article 17 Formation, entry into force and termination of the contract

17.1 In general, this contract shall take effect from the date of sealing by all parties, but if the core elements of this contract stipulate the conditions for the contract to take effect, it shall take effect when the conditions are met.

17.2 If the contract or elements registered in the relevant business system are inconsistent with this contract due to omissions in actual operation or requirements of the registration authority, etc. In case of any inconsistency with the agreement, the agreement in this contract shall prevail.

17.3 For matters not covered in this contract, the lessor and the lessee may make a supplementary agreement.

17.4 If the relevant state authorities (including but not limited to the State Council, the National Development and Reform Commission, the People’s Bank of China, the China Banking and Insurance Regulatory Commission, the State Administration of Taxation, etc.) issue new policies on the financial leasing industry or the industries involved in this contract, the contract If the performance of the new policy has a significant impact, the lessor has the right to change the contract or negotiate to terminate the contract according to the impact of the new policy.

17.5 In the following circumstances, the lessor has the right to unilaterally terminate this contract, and the lessee shall be liable for breach of contract in accordance with Article 18.5 of the general provisions of this contract:

(1) Any guarantee contract provided by the lessee or a third party to guarantee the lessee’s debts under this contract is invalidated, revoked or terminated Equivalent defects;

(2) The lessee or its shareholders or actual controllers are subject to litigation, suspension of business, dissolution, suspension of business for rectification, revoked or revoked business license, bankruptcy, business deterioration, etc.;

(3) If the lessee or its affiliates violate other contracts signed with the lessor that have been signed before the signing of this contract or after the signing of this contract, it shall constitute a breach of contract under this contract;

(4) The Lessee violates Articles 2.2, 3.4, 4.2, 4.3, 9.4, 10.3, 10.4, 12 and 16 of the General Terms of this Contract;

(5) Other situations where the lessor believes that the lessee is unable or unwilling to perform the obligations under this contract.

Article 18 Liability for breach of contract

18.1 After the effectiveness of this contract, both the lessor and the lessee shall fulfill the obligations stipulated in this contract. If either party fails to fulfill or fails to fully fulfill the obligations stipulated in this contract, they shall bear the liability for breach of contract in accordance with the law.

18.2 If the lessee fails to pay the rent and other payable amounts to the lessor in accordance with the agreed amount, currency, time, and payment method in this contract, the lessor has the right to charge a penalty of 0.05% for each day of delay based on the rental principal of this contract (if the lessee has already repaid a portion of the rental principal, the total unpaid portion (including both due and unexpired) shall be used as the base), Until the lessee has paid the overdue penalty, loss compensation, rent and other unpaid items as agreed.

18.3 If the lessee fails to pay the rent as agreed or if there is other major breach of contract by the lessee, in addition to bearing the overdue penalty in accordance with Article 18.2 and the loss compensation in accordance with Article 18.4, the lessor has the right to comply with Article 18 of the General Terms of this contract 5 treatments.

18.4 If the lessee breaches the contract, the lessor has the right to demand compensation for losses from the lessee. The compensation for losses under this contract includes reasonable expenses incurred by the lessor in executing or protecting its rights under this contract, including but not limited to expenses incurred by the lessor in controlling or disposing of the leased property, litigation/arbitration fees, property preservation guarantee fees, appraisal fees, evaluation fees, lawyer fees, material fees, investigation fees, travel expenses, collection fees, etc; And the standard for some of the fees shall not be less than: (1) 500 yuan per payment reminder letter issued; (2) Entrust a law firm to send a lawyer’s letter of 5000 yuan/time; (3) Delegate representatives to collect 10000 yuan per visit; (4) If a third-party agency is entrusted to collect, 20% of all unpaid payments from the lessee shall be made from the date of commission.

18.5 When the lessee breaches the contract, the lessor has the right to take any one or more of the following remedial measures：

18.5.1 The lessee is required to immediately pay all due and undue lease fee, commissions, purchase price (nominal price), overdue breach of contract gold, damages and other payables related to this contract.

18.5.2 If you choose to terminate this contract, you have the right to take necessary measures to control the use of the leased item, take back the leased item and dispose of it. At the same time, the lessee shall Immediately pay the Lessor the following amounts:

(1) All expired and unpaid rent and handling fees on the termination date;

(2) Delay penalty;

(3) Compensation for losses;

(4) Other payables related to this contract

18.5.3 The lessor disposes of the leased item to pay off all the funds in Article 18.5.1 (the confirmation method and amount of the residual value of the leased item are subject to the lessor’s opinion), and the lessee shall still bear the shortfall. The lessor has the right to unilaterally determine the disposal method and price of the leased property.

18.5.4 The lessor has the right to require the lessee or a third party to immediately assume the guarantee responsibility for all the guarantee measures provided by the lessee, and give priority to receiving compensation after directly disposing of the guarantee. If the guarantee (including the guarantee of the property provided by the lessee) and the pledge of rights, the lessor has the right to choose which guarantee measures and in what order to realize the creditor’s rights.

18.5.5 Any repayment of the lessee and its guarantor or the disposal price of the leased object shall be used to compensate the lessor’s losses in the following order: (1) Compensation for losses (2) Overdue liquidated damages (3) commissions (4) lease fee (5) Retained purchase price (6) Other payables related to this contract. The lessor may change the above sequence arbitrarily according to the circumstances.

18.5.6 The lessor shall disclose the lessee’s breach of contract , breach of contract and non-performance of the effective judgment or award.

18.6 If the contract is found to be invalid, the lessee shall return the money to the lessor in one lump sum within [3] days from the date when the contract is found to be invalid. All payments agreed in Article 18.5.1.

18.7 The parties confirm that the liquidated damages standard is determined by all parties through consultation, and the breaching party shall not request a reduction in the amount of liquidated damages under any circumstances.

Article 19 Notarization of debt documents

19.1 This clause is applicable according to the dispute resolution method of some elements. If notarized creditor’s rights document is not selected for execution, this clause will not take effect.

19.2 The lessor has the right to require the notarization of the obligatory documents for this contract, and the lessee shall cooperate.

19.3 At the request of the lessor, after the notarization of this contract with the notarization of enforcement effect in the notary department, if the lessee fails to perform or does not fully perform the obligations stipulated in this contract, the lessor has the right to directly apply to the notary institution for the issuance of an execution certificate, and submit to the notary institution The people’s court with jurisdiction applies for enforcement, and the lessee is willing to accept the court’s enforcement. The lessee has a complete and clear understanding of the meaning, content, procedure, and effectiveness of the notarization of enforcing enforcement effect. When the lessee promises that it will not perform or fully perform the obligations stipulated in this contract, according to the application of the creditor, the notary office can issue an execution certificate, and the lessee is willing to accept the compulsory execution.

Article 20 Application of Law, Dispute Resolution and Jurisdiction

20.1 This contract shall be governed by the laws of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan).

20.2 For the selection of dispute resolution and jurisdiction in this contract, see the core elements.

20.2.1 Any disputes or disputes arising from or related to this contract shall be resolved through friendly negotiation between the parties. If the negotiation fails, all parties unanimously agree to submit the case to the Shanghai Arbitration Commission for arbitration in accordance with the arbitration rules in effect at that time. The place of arbitration is Shanghai. The arbitration award is final and binding on all parties. All expenses related to the arbitration, including but not limited to arbitration fees, property preservation fees, property preservation guarantee fees, enforcement fees, attorney fees, etc., shall be borne by the breaching party, unless otherwise stipulated by the arbitration award.

20.2.2 Any disputes or disputes arising from or related to this contract shall be resolved through friendly negotiation between the parties. If the negotiation fails, all parties agree to bring a lawsuit to the people’s court with jurisdiction in the place where this contract is signed. Other related expenses such as maintenance fee and preservation fee shall be borne by the breaching party, unless otherwise stipulated by the court ruling. During the litigation process, except for the part of the ongoing litigation that the parties concerned have disputes over this contract, other parts of this contract shall continue to be performed.

Article 21 Notification and Service

21.1 All notices between the parties (including but not limited to “Payment Change Schedule”, “Payment Notice”, etc.) are in written form and can be delivered by hand, registered post, express mail, email, etc. way served.

21.2 Notices shall be deemed validly delivered on the following dates:

(1) The notice delivered by hand shall be effectively delivered on the delivery date of hand delivery;

(2) Notices sent by registered mail (postage paid) shall be effectively delivered on the 4th day after posting;

(3) The notice sent by express mail (postage paid) shall be effectively delivered on the 3rd day after sending;

(4) Notifications sent by e-mail are effectively delivered on the date of sending.

21.3 If each party changes its name, address, contact address, business scope, legal representative, e-mail address, etc., it shall notify the lessor in writing within [51 days before the change of relevant matters, otherwise, it shall bear the legal consequences that may arise therefrom.] .

21.4 The contact address listed on the front page of this contract is the service address of written notices and judicial documents of all parties. This service address is applicable to various litigation and arbitration stages including first instance, second instance, retrial, and enforcement. If any party changes the address for service, the party shall promptly inform the other party or the judicial authority of the changed address for service. If the address for service provided is inaccurate, or the changed address for service is not notified in time, resulting in the inability to deliver the judicial documents or not delivered in time, the party will bear the legal consequences that may arise therefrom. If the judicial organ mails the litigation documents to the delivery address, the date of return indicated on the mail receipt shall be deemed as the delivery date; if it is delivered directly, the delivery date shall be deemed to be delivery on the day when the sender records the situation on the delivery receipt. The day of arrival.

21.5 The parties confirm that if the lessor chooses to send the “Payment Change Schedule”, “Payment Notice” and other documents to the lessee’s mailbox under this contract by email (zujin@cpirhzl.com) , the lessor will From the date of sending the e-mail, all parties agree to fully confirm the sent change of Payment and other matters by default; Confirm in writing to the lessor.

Article 22 Other Matters

22.1 The lessee shall be responsible for this contract and related expenses related to this contract, such as evaluation, identification, registration, storage, notarization, guarantee, etc.

22.2 The lessor shall issue a general value-added tax invoice to the lessee after the due date of each installment stated in the “Payment Estimate Form” or “Payment Change Schedule” and after receiving the lease fee, commission or other agreed effective date .

22.3 The lessee hereby irrevocably authorizes the lessor to inquire, print, and save information credit reports and credit records through the lessee’s basic credit information database and other credit investigation systems in accordance with relevant laws and regulations and the provisions of the People’s Bank of China and other relevant regulatory agencies. Relevant financial credit information basic data; the lessee irrevocably authorizes the lessor to provide the lessee’s basic information, credit information, credit information, and financial statement information to the individual/enterprise credit information basic database and other credit investigation systems in accordance with the relevant regulations of the People’s Bank of China , bad information and other information materials; the lessee is fully aware of and understands the content of this clause and authorizes the lessor for this clause. The authorization period is from the date of signing this contract to the payment of all lease principal and interest under this contract. until the date on which outstanding payments are fully settled. If the lessee is required to issue other authorization letters or sign other documents in response to the requirements of the financial credit information basic database and other relevant regulatory agencies, the lessee promises to cooperate unconditionally. At the same time, the lessee agrees that when the lessee breaches the contract signed with the lessor and any effective amendments and supplementary documents to this contract, the lessor has the right to disclose the breach information of the lessee according to the circumstances of the breach, and Relevant information can be provided to third-party institutions such as debt collection agencies, asset management companies, and outsourcing companies according to the needs of debt collection, debt transfer, and service outsourcing.

22.4 Unless otherwise specified in this contract, “day” refers to a natural day, not a working day.

Article 23 Supplementary Provisions

23.1 The annex to this contract has the same legal effect as this contract.

23.2 The lessor and the lessee each hold two copies of this contract, each of which has the same legal effect.

No text below

Annex 1 “List of Leased Items”

serial number	device name	Specifications	manufacturer	quantity and unit	Remark
1	Graphitization box furnace	48.88m*3.14m*2.9m	Zibo Ruisheng Energy Saving New Material Co., Ltd. Lanzhou Junsheng Carbon Co., Ltd. Shanxi Danyuan New Material Technology Co., Ltd.	8 groups	/
Lease storage place		Inside Sunrise New Energy Anode Manufacturing Factory, Yilong New District, Qianxinan Prefecture, Guizhou Province
Lease purchase contract and number		See Annex III and Annex IV of this contract

Annex 2 “Payment Estimate Form”

Payment Estimated Table Unit: RMB
Lessee (full name)	Sunrise (Guizhou) New Energy Materials Co., Ltd.			Margin	0
Starting date	2022.11.11			expiry date	2025.11.10
lease principal amount	40,000,000.00			Lease APR (tax not included, tax rate is. 6%)	5.2%
Fee rate (excluding tax, tax rate 6%	2. 0%			Fee collection method	A5. The commission for the first year will be collected within 10 working days after the loan is released (based on the actual loan amount); the commission for 1 year will be charged on the first lease fee due date 2 years after the lease start date, and the last payment will be collected 1-year commission (based on the remaining principal)
Number of lease rental periods	expiry date	lease principal	lease interest	commission	tax (Total of interest and commission)	should be payment amount
0	2022-11-11	0	0	800000	48000	848000
1	2022-12-20	3076923.08	231111.11	0	13866.67	3321900.86
2	2023-03-20	3076923.08	480000	0	28800	3585723.08
3	2023-06-20	3076923.8	449777.78	0	26986.67	3553687.53
4	2023-09-20	3076923.08	408888.89	0	24533.33	3510345.3
5	2023-12-20	3076923.08	364000	0	21840	3462763.08
5	2023-12-20	0	0	492307.69	29538.46	521846.15
6	2024-03-20	3076923.08	323555.56	0	19413.33	3419891.97

7	2024-06-20	3076923.08	286222.22	0	17173.33	3380318.63
8	2024-09-20	3076923.08	245333.33	0	14720	3336976.41
9	2024-12-20	3076923.08	202222.22		12133.33	3291278.63
9	2024-12-20	0		246153.85	14769.23	260923.08
10	2025-03-20	3076923.08	160000	0	9600	3246523.08
11	2025-06-20	3076923.08	122666.67	0	7360	3206949.75
12	2025-09-20	3076923.08	81777.78	0	4906.67	3163607.53
13	2025-11-10	3076923.04	22666.67	0	1360	3100949.71
total		40000000	3378222.23	1538461.54	295001.02	45211684.79

Remark:

1. As an attachment to the financial lease contract, this form is an indispensable part of this contract, and together with the core elements and general terms, constitute this contract;

2. The due date listed in this form refers to the date when the amount payable in the curlease fee period actually reaches the lessor or the bank account designated by the lessor;

3. The lessee needs to repay the amount payable in the curlease fee period to the lessor or the account designated by the lessor two working days in advance, and the lease fee and interest settlement date is still calculated according to the due date;

4. The lessor has the right to issue a new “Payment Change Schedule” according to the Payment cycle, lease interest rate, commission and actual lease principal amount agreed in this contract and its attachments, and send the “Payment Change Schedule” by email . Payment Change Schedule” is sent to the lessee’s email address as stipulated in this contract, and the “Payment Change Schedule” is deemed to have been effectively delivered to the lessee since the email is sent. If the lessor issues one or more “Payment Change Schedules” , the lessee shall pay the lease fee according to the latest version. If the “Payment Change Schedule” has not been issued , this form shall prevail.

Annex 3 Leased Property Ownership Transfer Agreement

Assignee: China Power Investment Ronghe Financial Leasing Co., Ltd.

Assignor: Sunrise (Guizhou) New Energy Materials Co., Ltd.

According to the “Civil Code of the People’s Republic of China” and other relevant laws and regulations, the lessor and the lessee have agreed to transfer the ownership of the lessee’s own assets to the lessor and lease them back through financial leasing (sale and leaseback) transactions. use. The two parties hereby enter into this Leased Property Ownership Transfer Agreement (hereinafter referred to as the ” Agreement”) in accordance with the following terms .

1. The lessor shall, at the request of the lessee, transfer all the assets of the lessee for the purpose of leasing to the lessee (hereinafter referred to as “the leased item”. For the detailed list of the leased item, please refer to the “List of Leased Items” in Annex I of this contract. The lessee Guarantee that, before transferring the ownership of the leased object to the lessor, the lessee enjoys full and sufficient ownership of the leased object, and has not leased out the leased object, mortgaged it to a third party, or any other act that would impair the lessee’s enjoyment of ownership of the leased object .

2. For the relevant information of the leased property, please refer to Annex 1 “Detailed List of the Leased Property”. The transfer price of the leased property is the lease principal amount of the “Financial Lease Contract (Sale and Leaseback)”. The lessor shall pay the transfer price (or equivalent acceptance bill) to the lessee’s account after meeting all the conditions stipulated in the “Financial Lease Contract (Sale-Leaseback)”. For the above transfer price, the lessor has the right to require the lessee to issue a financial receipt stamped with the company’s official seal.

The ownership of the leased property is automatically transferred to the lessor from the day when the lessor pays the first transfer price to the lessee, and the transfer method of ownership is change of possession.

3. This Agreement is an integral part of the Financial Leasing Contract (Sale and Leaseback).

4. The lessee guarantees that it has obtained all necessary approval procedures and corresponding internal authorizations for the signing and performance of this contract, and is responsible for the authenticity, legality and completeness of all documents related to this agreement to the lessor.

Annex 4: “Certificate of Transfer of Ownership of the Leased Property”

Lease ownership transfer certificate

To: China Power Investment Ronghe Financial Leasing Co., Ltd.

This unit (person) confirms that since your company paid us the first transfer price of the leased property, your company and us have signed the “Financing Lease Contract (After-sale Leaseback)” The ownership of the leased property is transferred from our party to your company; the delivery method is change of possession.

Hereby certify.